EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact Info:

Sandra M. Salah

Sr. Director of Marketing and Investor Relations

SYNNEX Corporation

Phone: (510) 668-3715

Email: sandras@synnex.com

SYNNEX CORPORATION SETS RECORD AND MEETING DATES FOR 2005

ANNUAL MEETING OF STOCKHOLDERS

FREMONT, CA - February 3, 2005 - SYNNEX Corporation (NYSE:SNX), a global IT supply chain services company, has established record and meeting dates for its 2005 annual meeting of stockholders. SYNNEX stockholders of record at the close of business on February 11, 2005, will be entitled to notice of the meeting and to vote upon matters considered at the meeting. The meeting will be held in Fremont at SYNNEX headquarters located at 44201 Nobel Drive, beginning at 10:00 a.m. PST on March 23, 2005.

A stockholder proposal not included in the proxy statement for SYNNEX’ 2005 Annual Meeting will be ineligible for presentation at the meeting unless the stockholder gives timely notice of the proposal in writing to SYNNEX’ Secretary at its headquarters and otherwise complies with the provisions of SYNNEX’ Bylaws. To be timely, SYNNEX’ Bylaws provide that SYNNEX must have received the stockholder’s notice not less than 50 days nor more than 75 days prior to the scheduled date of such meeting. However, if notice or prior public disclosure of the date of the annual meeting is given or made to stockholders less than 65 days prior to the meeting date, SYNNEX must receive the stockholder’s notice by the earlier of (i) the close of business on the 15th day after the earlier of the day SYNNEX mailed notice of the annual meeting date or provided such public disclosure of the meeting date and (ii) two days prior to the scheduled date of the annual meeting. For SYNNEX’ 2005 Annual Meeting of Stockholders, stockholders must submit written notice to the Secretary in accordance with the foregoing Bylaw provisions no later than the close of business on February 18, 2005.

About SYNNEX

Founded in 1980, SYNNEX Corporation is a global IT supply chain services company offering a comprehensive range of services to original equipment manufacturers, software publishers and reseller customers worldwide. SYNNEX offers product distribution, related logistics services and contract assembly and works with the leading industry suppliers of IT systems, peripherals, system components, software and networking equipment. Additional information about SYNNEX may be found online at www.synnex.com.

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Statements in this release that are forward looking involve known and unknown risks and uncertainties, which may cause the Company’s actual results in future periods to be materially different from any future performance that may be suggested in this release. The Company assumes no obligation to update any forward-looking statements contained in this release.

SYNNEX and the SYNNEX logo are trademarks of SYNNEX Corporation or its subsidiaries and should be treated as such. All rights reserved. All other company names mentioned herein are trademarks of their respective owners.